EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS EXPECTS THIRD QUARTER 2005
REVENUES OF APPROXIMATELY $33.5 MILLION

Healthcare revenues increase 3.8 percent and 11.5 percent for the third quarter and first nine months of 2005

Schedules quarterly earnings release and conference call

ALPHARETTA, GA, October 14, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter and nine months ended September 30, 2005 of approximately $33.5 million and $101.7 million, respectively, versus revenues of $34.0 million and $93.4 million for the comparable 2004 quarter and nine-month period.

The Company’s revenues are generated primarily from its healthcare operations with the balance related to its OREX Technologies International (“OTI”) division. The Company expects that it will report revenues from healthcare operations of $32.5 million and $97.8 million in the third quarter and first nine months of 2005, respectively, which would represent growth over the same 2004 periods of approximately $1.2 million, or 3.8 percent, and $10.1 million, or 11.5 percent, respectively.

The Company anticipates that it will report OTI division revenues for the third quarter and first nine months of 2005 of approximately $1.0 million and $4.0 million, respectively, which represent a decrease of approximately $1.7 million from $2.7 million in the third quarter of 2004 and $5.7 million for the first nine months of 2004. These anticipated declines in the 2005 quarter and nine-month period are consistent with management’s expectations and are the result of the September 2004 licensing of the Company’s OREX technology to a third party and the related $1.2 million sale of certain raw material inventories used in the manufacture of finished goods for sale to the nuclear industry which was recorded in September 2004.

The Company has not yet completed its accounting for the third quarter of 2005. The Company’s expectations about what it will report for revenues for the third quarter and first nine months of 2005 are tentative pending the completion of such accounting.

Conference Call:
The Company’s results of operations for the quarter ended September 30, 2005 are scheduled to be released on Tuesday, November 8, 2005. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on Tuesday, November 8, 2005, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.microtekmed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on November 15, 2005 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #286, Conference ID # 173044.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Roger G. (Jerry) Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com